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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Archer-Daniels-Midland Company for the registration of $500,000,000 of its debt securities and warrants to purchase debt securities and to the incorporation by reference therein of our report dated August 1, 2001, with respect to the consolidated financial statements of Archer-Daniels-Midland Company incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

St. Louis, Missouri
October 26, 2001